Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2012, except for subsequent events and the effects of the reverse stock split described in Note 14 and Note 15, respectively, as to which the date is March 26, 2012 relating to the financial statements of Vocera Communications, Inc., which appears in the Prospectus dated March 27, 2012 filed by the Company pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to Amendment No. 4 to the Form S-1 (File No. 333-175932).

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

March 27, 2012